EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS SECOND QUARTER EARNINGS

Diluted Earnings Per Share of 26 Cents; Operating Earnings of 24 Cents Per Share

Brooklyn, NY - July 25, 2006 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $9.1 million, or 26 cents per diluted share, for the quarter ended June 30, 2006, compared to $7.3 million, or 20 cents per diluted share, for the quarter ended June 30, 2005, and $8.4 million, or 24 cents per diluted share, for the quarter ended March 31, 2006.

Operating earnings were $8.4 million, or $0.24 per diluted share, for the quarter ended June 30, 2006, compared to $10.3 million, or $0.29 per diluted share, for the quarter ended June 30, 2005 and $8.1 million, or $0.23 per diluted share, for the quarter ended March 31, 2006. During the quarter ended June 30, 2006, reported earnings exceeded operating earnings due to a pre-tax gain of $1.1 million on the sale of mutual fund investments associated with the Company's Benefit Maintenance Plan. Operating earnings exceeded reported earnings during the quarter ended June 30, 2005 due to a pre-tax loss of $5.2 million related to the sale of $276 million of investment and mortgage-backed securities under a restructuring of the Company's securities portfolio. Reported earnings exceeded operating earnings during the quarter ended March 31, 2006 due to pre-tax gains of $478,000 recorded on the disposition of real estate obtained in the Company's 1999 acquisition of Financial Bancorp, Inc., and $43,000 from a borrowings restructuring.

Second Quarter 2006 Highlights

▪
The annualized loan amortization rate increased from 10% to approximately 16% sequentially. Prepayment fee income was $2.1 million, compared to $768,000 in the March 2006 quarter and $1.3 million in the June 2005 quarter.

▪	Deposits decreased 3% on an annualized basis, as the Bank continued its disciplined pricing approach to deposit funding.

▪	Real estate loan originations totaled $134.8 million at an average rate of 6.44%, compared to $130.1 million at an average interest rate of 6.14% during the first quarter of 2006.

▪	Loans in the pipeline approximated $144.7 million at quarter-end, including commitments for sale to Fannie Mae of $94.9 million.

▪	Net interest margin was 2.79%, three basis points higher sequentially.

▪	The Company sold mutual fund investments associated with its Benefit Maintenance Plan, recording a pre-tax gain of $1.1 million.

▪	The Company repurchased 206,659 shares of its common stock.

▪	Quarterly non-interest expense remained relatively constant from the March 2006 quarter and increased 6% year-over-year.

Vincent F. Palagiano, Chairman and Chief Executive Officer, commented, "The June 2006 quarter featured an unexpected rise in loan prepayments and associated fee income that was driven by a spike in both property sales and refinancing activity by property owners in our marketplace."

Mr. Palagiano continued, "Although we do not believe that this is the beginning of a trend, the activity of the past quarter did benefit our profitability. First, by collecting the fees, we experienced earnings growth during the quarter despite continued pressures from the market yield curve. Secondly, the weighted average interest rate on loans that prepaid during the quarter fell below the 6.50% average we were able to receive on new loan originations during the period. Finally, by receiving a higher than expected level of cash flow from the loan portfolio in the quarter, our liquidity was enhanced, which enabled us to maintain a greater level of pricing discipline on our deposits, thus helping to somewhat minimize the increase in our deposit funding costs while short-term rates continue to rise."

FINANCIAL RESULTS

For the quarter ended June 30, 2006, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $12.6 million, compared to $16.0 million in the same quarter of the previous year. The $3.4 million decrease was primarily due to a decline of $2.5 million in net interest income.

Average earning assets declined by $203 million year-over-year. The net interest margin contracted 14 basis points, from 2.93% during the June 2005 quarter to 2.79% during the June 2006 quarter.

On a linked quarter basis, the Company’s pre-tax income, excluding gains and losses on the sale of assets, increased $423,000, from $12.2 million in the March 2006 quarter to $12.6 million during the quarter ended June 30, 2006, primarily due to an increase in net interest income of $410,000. The net interest margin increased 3 basis points, to 2.79%, during the June 2006 quarter, from 2.76% in the March 2006 quarter.

Effective January 1, 2006, the Company reclassified prepayment and late charge fees on loans in all periods presented from non-interest income into interest income as a result of a classification change made by the Office of Thrift Supervision. In preference of conformed presentation, the Company now recognizes all prepayment and late charge fees on loans as interest income instead of non-interest income on both its financial and regulatory reports. Prepayment fee and late charge income added 33 basis points to the yield on real estate loans and 29 basis points to the overall yield on interest earning assets during the quarter ended June 30, 2006, thus accounting for the entire increase in net interest margin on a linked quarter basis.

Excluding all prepayment fee income from the calculation of net interest margin, the margin deteriorated on a linked quarter basis from 2.64% to 2.50%.

Prepayment fee income was $2.1 million in the quarter ended June 30, 2006, up from $768,000 in the quarter ended March 31, 2006, and $1.3 million in the quarter ended June 30, 2005. While loan repayment speeds (which include prepayments) fell near the 10 - 12% range anticipated by management during the first half of 2006, the 16% level experienced during the June 2006 quarter was higher than expected, and resulted from unforeseen growth in both property sales and refinancing activity by property owners in the local real estate market. Management still anticipates loan repayment rates to approximate 10% - 12% for 2006, as compared with speeds of 14% and 24% in 2005 and 2004 respectively.

The yield on interest earning assets increased 26 basis points on a linked quarter basis, reflecting increased prepayment fee income, an increase in yield on the Company's real estate loans and mortgage backed securities, and the movement of a greater percentage of the total interest earning assets from securities into real estate loans, the Company's highest yielding asset. The yield on real estate loans was 6.00% during the quarter ended June 30, 2006 and 5.76% during the quarter ended March 31, 2006. The yields on newly originated real estate loans continued to increase, averaging 6.44% during the second quarter of 2006, up from 5.74% during the second quarter of 2005 and 6.14% during the first quarter of 2006. This, combined with both a reduction in the levels of lower-yielding securities and an increase in the yield on existing real estate loans, also contributed greatly to the increase of 26 basis points in yield on earning assets on a linked quarter basis.

Average deposits per branch approximated $92 million at June 30, 2006, lower than the $104 million average at June 30, 2005 and the $93 million average at March 31, 2006. The loan-to-deposit ratio was 138% at June 30, 2006, compared to 122% at June 30, 2005 and 136% at March 31, 2006. Core deposits comprised 47% of total deposits at June 30, 2006, compared to 53% at June 30, 2005 and 48% at March 31, 2006.

During 2005, the Bank’s rates on repricing core deposits lagged those of the price leaders in its markets. This strategy served to protect margin, not deposits. Commencing in the first quarter of 2006, there has been a slight shift in the Bank’s deposit pricing posture for competitive reasons. With the average rate on new loans now consistently trending above 6 percent, attracting and retaining new deposits at today’s rates appears more palatable to managing the Bank’s interest rate risk than it did throughout 2005. While this strategy was not reflected in the results of the June 2006 quarter, it continues to be management's overall anticipated strategy for the remainder of 2006.

During the second quarter of 2006, the Company experienced an annualized decline of 3% in deposits, with a decrease of $35.0 million in core deposits partially offset by an increase of $18.7 million in certificates of deposit. The deposit flows continued to trend toward certificates of deposit as customers gained greater acceptance of market rates offered on time deposit accounts. However, with an increase in the yield on its interest earning assets, the Company continued to avoid significant erosion in its net interest margin despite a prolonged flattened yield curve environment.

The Company also added $30.0 million in borrowings during the June 2006 quarter, with a weighted average term to maturity of less than one year.

Non-interest income, excluding gains or losses on the sale of assets, totaled $2.4 million during the quarter ended June 30, 2006, compared to $2.6 million in the quarter ended June 30, 2005 and $2.3 million in the quarter ended March 31, 2006. The decline from the June 2005 quarter resulted primarily from a reduction of $196,000 in retail banking fee income reflecting both a reduction in deposit balances and increased competition for deposit accounts during the period July 2005 through June 2006.

The Company sold loans to Fannie Mae totaling $21.0 million, $15.7 million and $27.1 million during the quarters ended June 30, 2006, June 30, 2005 and March 31, 2006, respectively. The gains recorded on these sales were $253,000, $152,000 and $399,000 during the quarters ended June 30, 2006, June 30, 2005 and March 31, 2006, respectively. The majority of the loans sold during each of these periods were designated for sale upon origination. The loans sold during the quarter ended June 30, 2006 had a weighted average term to the earlier of maturity or next repricing of 13.6 years.

During the quarter ended June 30, 2006, the Company recorded a pre-tax gain of $1.1 million on the sale of mutual fund investments associated with its Benefit Maintenance Plan. The gain came as a result of a decision to reallocate the investments held to fund future supplemental retirement benefits. Since these available-for-sale investments were carried at market value under Generally Accepted Accounting Principles, the after-tax gain was previously reflected in the Company's stockholders' equity. The act of reallocating the investments caused the Company to pass this gain through the income statement.

During the quarter ended June 30, 2005, the Company incurred a pre-tax loss of $5.2 million related to the sale of $276 million of investment and mortgage-backed securities as part of a restructuring of its securities portfolio. During the quarter ended March 31, 2006, the Company sold a parcel of real estate obtained in its acquisition of Financial Bancorp in 1999, recognizing a pre-tax gain of $478,000.

Non-interest expense totaled $10.5 million during the quarter ended June 30, 2006, relatively flat sequentially, and an increase of $595,000, or 6.0%, over the June 2005 quarter. The increase of $595,000 resulted partially from an increase of $214,000 in data processing systems expense resulting from the termination of promotional pricing the Company received throughout the second quarter of 2005 from its new data systems contract that commenced in November 2004.  Salaries and benefits increased $179,000 year-over-year as a result of both staff additions and regular salary increases, and occupancy and equipment expense increased $102,000 during the same period due primarily to the addition of the Valley Stream Branch. Finally, other expenses (excluding data processing systems expense) increased $120,000 year-over-year primarily as a result of a curtailment credit of $179,000 recorded during the June 2005 quarter on the Retirement Plan for the Company's non-employee Directors.

Non-interest expense to average assets was 1.34% in the June 2006 quarter, compared to 1.19% for the quarter ended June 30, 2005, and 1.34% for the quarter ended March 2006. Average assets decreased by $200 million from June 30, 2005 to June 30, 2006.

The effective tax rate was 35.1% for the quarter ended June 30, 2006, 35.8% for the quarter ended March 31, 2006 and 33.9% for the quarter ended June 30, 2005. The reduced effective tax rate during the June 2005 quarter resulted from the tax impact of the loss recorded from the sale of investment and mortgage-backed securities during the period. The effective tax rate is expected to approximate 36.0% for the full year ending December 31, 2006.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $134.8 million during the quarter ended June 30, 2006, of which $40.9 million, or 30%, represented commercial real estate. The average rate on total loan originations during the quarter was 6.44%, compared to 5.74% in the quarter ended June 30, 2005 and 6.14% during the quarter ended March 31, 2006. Commercial real estate represented 24% of the gross loan portfolio at June 30, 2006, compared with 22% as of December 31, 2005. The commercial real estate portfolio grew at a 26.1% rate year-over-year.

Real estate loan prepayment and amortization during the June 2006 quarter approximated 16% of the loan portfolio on an annualized basis, compared to 14% during the June 2005 quarter and 10% during the March 2006 quarter. The average interest rate on real estate loan prepayment and amortization during the most recent quarter was 5.86%.

Non-performing loans were $2.9 million at June 30, 2006, representing only 0.11% of total loans. During the quarter ended June 30, 2006, four loans totaling $2.9 million were added to non-performing status. Management does not currently expect to incur any significant losses on these loans.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at June 30, 2006 was $293.1 million, or 9.38% of total assets, compared to $292.7 million, or 9.32% of total assets at March 31, 2006. After outlays for dividends paid to shareholders and share repurchases, by the end of the second quarter of 2006 the Company’s tangible equity had climbed to $242.2 million, as compared to $240.8 million at March 31, 2006. The quarterly cash dividend paid in May 2006 represented a payout ratio of 53.9% of second quarter 2006 earnings. At June 30, 2006, tangible stockholders’ equity was 7.87% of tangible assets and the tangible book value per share was $6.58.

During the quarter ended June 30, 2006, the return on average stockholders’ equity was 12.4%, the return on average tangible equity was 15.0%, and the cash return on average tangible equity was 15.6%.

During the second quarter of 2006, the Company repurchased into treasury 206,659 shares, or 0.6%, of its common stock outstanding at March 31, 2006. As of June 30, 2006, the Company had an additional 227,413 shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004. On December 15, 2005, the Board of Directors approved the Company's eleventh stock repurchase program, which authorizes the purchase, at the discretion of management, of an additional 1,847,977 shares.

OUTLOOK

Management has consistently stated that as the Fed Funds rate moves closer to a point that the Federal Reserve considers to be "neutral," and new loan yields provide a reasonable spread over funding costs, the Company will be more inclined to accelerate balance sheet growth.

Comments drawn from the minutes of the most recent Federal Open Market Committee meeting continue to indicate that the ongoing interest rate tightening process is drawing near its end. The 10-year bond yield is now consistently trading above 5%, and loan pricing appears to be firming above 6%. These are encouraging signs, which could enable the Bank to resume balance sheet growth during the remainder of the year. The impact of loan pricing upon the demand for new loans will greatly influence the Company's ability to grow assets in a timely manner. Management is slowly becoming more aggressive in deposit pricing so as to stabilize deposit balances.

In the meantime, as noted earlier, tangible equity (the capital base upon which future balance sheet growth can be leveraged) continues to grow.

At present, the overall yield on the Company's interest-earning assets is rising, despite the lagging movement of yields on real estate loans compared to general market rates. The average yield on interest earning assets, excluding the effects of prepayment fee income, rose on a linked quarter basis, from 5.46% to 5.54%.

The cost of deposits rose from 2.45% during the March 31, 2006 quarter to 2.80% during the June 2006 quarter. This trend is likely to continue, whether or not the Bank grows deposits. The rising cost of deposits is due to a combination of repricing lower rate deposits already on the books, plus the cost of attracting new deposits.

At 12.9% annualized during the first six months of 2006, prepayment and amortization rates continued to be near the range anticipated by management, and are expected to remain in the 10% to 12% range during the remainder of 2006. At June 30, 2006, the multifamily and mixed use loan commitment pipeline approximated $144.7 million, including $94.9 million of loan commitments intended for sale to Fannie Mae. The average rate on the commitment pipeline was 6.69%.

Operating expenses are expected to be approximately $10.9 million in the third quarter of 2006 (representing the 2006 quarterly run rate), with the majority of the increase resulting from new costs associated with both the recently opened Valley Stream branch and other retail banking initiatives. Share repurchases are expected to be in line with recent practices. The Company is positioned, however, to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company now expects third quarter 2006 earnings per diluted share will be in the range of $0.18 to $0.20.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, founded in 1864, and headquartered in Brooklyn, New York. With $3.12 billion in assets as of June 30, 2006, the Bank has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

- Tables to follow -

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	June 30,
	2006	December 31,
	(Unaudited)	2005
ASSETS:
Cash and due from banks	$ 19,191	$ 40,199
Investment securities held to maturity	380	455
Investment securities available for sale	31,376	44,832
Mortgage-backed securities available for sale	170,272	193,453
Federal funds sold and other short-term assets	63,037	60,014
Real estate Loans:
One-to-four family and cooperative apartment	161,699	145,754
Multifamily and underlying cooperative	1,847,399	1,873,940
Commercial real estate	634,131	576,561
Construction and land acquisition	13,874	12,098
Unearned discounts and net deferred loan fees	850	501
Total real estate loans	2,657,953	2,608,854
Other loans	2,489	2,341
Allowance for loan losses	(16,033)	(15,785)
Total loans, net	2,644,409	2,595,410
Loans held for sale	-	900
Premises and fixed assets, net	17,412	16,527
Federal Home Loan Bank of New York capital stock	32,420	29,917
Goodwill	55,638	55,638
Other assets	89,786	88,881
TOTAL ASSETS	$ 3,123,921	$ 3,126,226
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$132,112	$135,698
Savings	321,329	335,527
Money Market	445,383	464,962
Sub-total	898,824	936,187
Certificates of deposit	1,031,674	978,585
Total Due to depositors	1,930,498	1,914,772
Escrow and other deposits	46,335	47,518
Securities sold under agreements to repurchase	120,380	205,455
Federal Home Loan Bank of New York advances	596,500	531,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	39,954	38,102
TOTAL LIABILITIES	2,830,832	2,834,512
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,808,468 shares and 50,633,881 shares issued at June 30, 2006 and December 31, 2005, respectively, and 36,790,735 shares and 36,956,907 shares outstanding at June 30, 2006 and December 31, 2005, respectively)	508	506
Additional paid-in capital	205,013	204,083
Retained earnings	282,132	274,579
Unallocated common stock of Employee Stock Ownership Plan	(4,511)	(4,627)
Unearned common stock of Recognition and Retention Plan	(3,583)	(2,979)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (14,017,733 shares and 13,676,974 shares at June 30, 2006 and December 31, 2005, respectively)	(173,509)	(168,579)
Accumulated other comprehensive loss, net	(5,020)	(3,328)
TOTAL STOCKHOLDERS' EQUITY	293,089	291,714
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,123,921	$3,126,226

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)
	For the Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005

Interest income:
Loans secured by real estate	$39,844	$37,839	$36,673
Other loans	45	49	63
Mortgage-backed securities	1,753	1,845	3,270
Investment securities	469	482	755
Other	1,522	1,156	1,887
Total interest income	43,633	41,371	42,648
Interest expense:
Deposits and escrow	13,554	11,496	10,185
Borrowed funds	9,228	9,434	9,077
Total interest expense	22,782	20,930	19,262
Net interest income	20,851	20,441	23,386
Provision for loan losses	60	60	60
Net interest income after
provision for loan losses	20,791	20,381	23,326

Non-interest income (loss):
Service charges and other fees	1,457	1,497	1,514
Net gain (loss) on sales and redemptions of assets	1,317	877	(5,024)
Other	919	786	1,092
Total non-interest income (loss)	3,693	3,160	(2,418)
Non-interest expense:
Compensation and benefits	5,804	5,868	5,625
Occupancy and equipment	1,379	1,412	1,277
Core deposit intangible amortization	-	-	-
Other	3,345	3,168	3,031
Total non-interest expense	10,528	10,448	9,933

Income before taxes	13,956	13,093	10,975
Income tax expense	4,896	4,685	3,717

Net Income	$9,060	$8,408	$7,258

Earnings per Share:
Basic	$0.26	$0.24	$0.21
Diluted	$0.26	$0.24	$0.20

Average common shares outstanding for Diluted EPS	35,202,812	35,373,046	35,644,728

	For the Six Months Ended
	June 30,	June 30,
	2006	2005
Interest income:
Loans secured by real estate	$77,683	$73,231
Other loans	94	119
Mortgage-backed securities	3,598	7,760
Investment securities	951	1,361
Other	2,678	2,841
Total interest income	85,004	85,312
Interest expense:
Deposits and escrow	25,050	19,566
Borrowed funds	18,662	17,650
Total interest expense	43,712	37,216
Net interest income	41,292	48,096
Provision for loan losses	120	120
Net interest income after
provision for loan losses	41,172	47,976

Non-interest income (loss):
Service charges and other fees	2,954	2,922
Net gain (loss) on sales and redemptions of assets	2,194	(4,889)
Other	1,705	1,869
Total non-interest income (loss)	6,853	(98)
Non-interest expense:
Compensation and benefits	11,672	11,232
Occupancy and equipment	2,791	2,614
Core deposit intangible amortization	-	48
Other	6,513	5,797
Total non-interest expense	20,976	19,691

Income before taxes	27,049	28,187
Income tax expense	9,581	10,058

Net Income	$17,468	$18,129

Earnings per Share:
Basic	$0.50	$0.52
Diluted	$0.50	$0.51

Average common shares outstanding for Diluted EPS	35,287,490	35,697,973

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)
Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

In addition, Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005

Net income as reported	$ 9,060	$ 8,408	$ 7,258
Pre-tax net (gain) loss on sale of securities and other assets	(1,064)	(478)	5,176
Pre-tax income from borrowings restructuring	-	(43)	-
Tax effect of adjustments	378	190	(2,143)
Core Earnings	$ 8,374	$ 8,077	$ 10,291
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	-
Non-cash stock benefit plan expense	358	367	352
Core Cash Earnings	$ 8,732	$ 8,444	$ 10,643

Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	$ 0.25	$ 0.24	0.30
Core Cash Return on Average Assets	1.11%	1.08%	1.28%
Core Cash Return on Average Tangible Stockholders' Equity	14.46%	14.13%	18.29%

	For the Six Months Ended
	June 30,	June 30,
	2006	2005
Net income as reported	$ 17,468	$ 18,129
Pre-tax net (gain) loss on sale of securities and other assets	(1,542)	5,176
Pre-tax income from borrowings restructuring	(43)	-
Tax effect of adjustments	568	(2,143)
Core Earnings	$ 16,451	$ 21,162
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	48
Non-cash stock benefit plan expense	725	695
Core Cash Earnings	$ 17,176	$ 21,905
Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	$ 0.49	0.61
Core Cash Return on Average Assets	1.10%	1.31%
Core Cash Return on Average Tangible Stockholders' Equity	14.30%	18.98%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.26	$0.24	$0.20
Return on Average Assets	1.16%	1.08%	0.87%
Return on Average Stockholders' Equity	12.37%	11.55%	10.18%
Return on Average Tangible Stockholders' Equity	15.00%	14.07%	12.47%
Net Interest Spread	2.36%	2.35%	2.62%
Net Interest Margin	2.79%	2.76%	2.93%
Non-interest Expense to Average Assets	1.34%	1.34%	1.19%
Efficiency Ratio	45.33%	45.98%	38.22%
Effective Tax Rate	35.08%	35.78%	33.87%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.24	$ 0.23	$ 0.29
Core Return on Average Assets	1.07%	1.04%	1.23%
Core Return on Average Stockholders' Equity	11.44%	11.09%	14.44%
Core Return on Average Tangible Stockholders' Equity	13.87%	13.52%	17.69%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.97	$ 7.92	$ 7.74
Tangible Book Value Per Share	6.58	6.52	6.28

Average Balance Data:
Average Assets	$ 3,134,815	$ 3,118,817	$ 3,335,107
Average Interest Earning Assets	2,992,772	2,966,577	3,195,935
Average Stockholders' Equity	292,882	291,227	285,103
Average Tangible Stockholders' Equity	241,554	238,972	232,728
Average Loans	2,658,556	2,629,336	2,501,574
Average Deposits	1,942,554	1,900,259	2,132,556

Asset Quality Summary:
Net charge-offs (recoveries)	$ 8	$ 11	($ 14)
Nonperforming Loans	2,885	365	5,025
Nonperforming Loans/ Total Loans	0.11%	0.01%	0.20%
Nonperforming Assets/Total Assets	0.09%	0.01%	0.15%
Allowance for Loan Loss/Total Loans	0.60%	0.59%	0.61%
Allowance for Loan Loss/Nonperforming Loans	555.74%	4309.04%	309.13%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.87%	7.79%	7.24%
Tangible Capital Ratio (Bank Only)	9.39%	9.04%	8.72%
Leverage Capital Ratio (Bank Only)	9.39%	9.04%	8.72%
Risk -Based Capital Ratio (Bank Only)	13.38%	12.90%	13.38%

	For the Six Months Ended
	June 30,	June 30,
	2006	2005
Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.50	$0.51
Return on Average Assets	1.12%	1.08%
Return on Average Stockholders' Equity	11.96%	12.81%
Return on Average Tangible Stockholders' Equity	14.55%	15.71%
Net Interest Spread	2.35%	2.72%
Net Interest Margin	2.77%	3.01%
Non-interest Expense to Average Assets	1.34%	1.18%
Efficiency Ratio	45.65%	37.23%
Effective Tax Rate	35.42%	35.68%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.47	$ 0.59
Core Return on Average Assets	1.05%	1.26%
Core Return on Average Stockholders' Equity	11.27%	14.95%
Core Return on Average Tangible Stockholders' Equity	13.70%	18.33%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.97	$ 7.74
Tangible Book Value Per Share	6.58	6.28

Average Balance Data:
Average Assets	$ 3,126,816	$ 3,346,123
Average Interest Earning Assets	2,979,675	3,200,304
Average Stockholders' Equity	292,054	283,071
Average Tangible Stockholders' Equity	240,182	230,843
Average Loans	2,643,946	2,491,565
Average Deposits	1,921,407	2,158,240

Asset Quality Summary:
Net charge-offs (recoveries)	$ 19	($ 15)
Nonperforming Loans	2,885	5,025
Nonperforming Loans/ Total Loans	0.11%	0.20%
Nonperforming Assets/Total Assets	0.09%	0.15%
Allowance for Loan Loss/Total Loans	0.60%	0.61%
Allowance for Loan Loss/Nonperforming Loans	555.74%	309.13%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.87%	7.24%
Tangible Capital Ratio (Bank Only)	9.39%	8.72%
Leverage Capital Ratio (Bank Only)	9.39%	8.72%
Risk -Based Capital Ratio (Bank Only)	13.38%	13.38%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME

	For the ThreeMonths Ended
		June 30, 2006
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,656,658	$39,844	6.00%
Other loans	1,898	45	9.48
Mortgage-backed securities	182,101	1,753	3.85
Investment securities	31,023	469	6.05
Other short-term investments	121,092	1,522	5.03
Total interest earning assets	2,992,772	$43,633	5.84%
Non-interest earning assets	142,043
Total assets	$3,134,815

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$36,778	$91	0.99%
Money Market accounts	452,288	2,578	2.29
Savings accounts	325,403	476	0.59
Certificates of deposit	1,030,354	10,409	4.05
Total interest bearing deposits	1,844,823	13,554	2.95
Borrowed Funds	783,544	9,228	4.72
Total interest-bearing liabilities	2,628,367	22,782	3.48%
Checking accounts	97,731
Other non-interest-bearing liabilities	115,835
Total liabilities	2,841,933
Stockholders' equity	292,882
Total liabilities and stockholders' equity	$3,134,815
Net interest income		$20,851
Net interest spread (1)			2.36%
Net interest-earning assets	$364,405
Net interest margin (1)			2.79%
Ratio of interest-earning assets
to interest-bearing liabilities			113.86%

Average deposits (including non-interest bearing checking accounts)	$ 1,942,554	$ 13,554	2.80%

	For the ThreeMonths Ended
		March 31, 2006
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,627,262	$37,839	5.76%
Other loans	2,074	49	9.45
Mortgage-backed securities	192,672	1,845	3.83
Investment securities	38,329	482	5.03
Other short-term investments	106,240	1,156	4.35
Total interest earning assets	2,966,577	$41,371	5.58%
Non-interest earning assets	152,240
Total assets	$3,118,817

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$37,239	$91	0.99%
Money Market accounts	455,676	2,079	1.85
Savings accounts	330,646	455	0.56
Certificates of deposit	981,346	8,871	3.67
Total interest bearing deposits	1,804,907	11,496	2.58
Borrowed Funds	826,298	9,434	4.63
Total interest-bearing liabilities	2,631,205	20,930	3.23%
Checking accounts	95,352
Other non-interest-bearing liabilities	101,033
Total liabilities	2,827,590
Stockholders' equity	291,227
Total liabilities and stockholders' equity	$3,118,817
Net interest income		$20,441
Net interest spread (1)			2.35%
Net interest-earning assets	$335,372
Net interest margin (1)			2.76%
Ratio of interest-earning assets
to interest-bearing liabilities			112.75%

Average deposits (including non-interest bearing checking accounts)	$ 1,900,259	$ 11,496	2.45%

	For the ThreeMonths Ended
		June 30, 2005
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,499,139	$36,704	5.87%
Other loans	2,436	32	10.34
Mortgage-backed securities	369,470	3,270	3.54
Investment securities	90,384	755	3.34
Other short-term investments	234,506	1,887	3.22
Total interest earning assets	3,195,935	$42,648	5.34%
Non-interest earning assets	139,172
Total assets	$3,335,107

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$40,801	$103	1.02%
Money Market accounts	670,907	2,869	1.72
Savings accounts	358,382	493	0.55
Certificates of deposit	966,386	6,720	2.80
Total interest bearing deposits	2,036,476	10,185	2.01
Borrowed Funds	809,248	9,077	4.51
Total interest-bearing liabilities	2,845,724	19,262	2.72%
Checking accounts	96,080
Other non-interest-bearing liabilities	108,200
Total liabilities	3,050,004
Stockholders' equity	285,103
Total liabilities and stockholders' equity	$3,335,107
Net interest income		$23,386
Net interest spread (1)			2.62%
Net interest-earning assets	$350,211
Net interest margin (1)			2.93%
Ratio of interest-earning assets
to interest-bearing liabilities			112.31%

Average deposits (including non-interest bearing checking accounts)	$ 2,132,556	$ 10,185	1.92%